Exhibit 4.3

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

This AMENDMENT NO. 2 TO RIGHTS AGREEMENT (this “Amendment”) is dated as of March 7, 2014 (the “Effective Date”) and amends the Rights Agreement, dated as of January 31, 1996 (the “Rights Agreement”), by and between Apache Corporation, a Delaware corporation (the “Company”), and Wells Fargo Bank, N.A. (successor to Norwest Bank Minnesota, N.A., the “Rights Agent”). Capitalized terms used in this Amendment and not otherwise defined have the meaning given to them in the Rights Agreement.

RECITALS

WHEREAS, in accordance with Section 27 of the Rights Agreement, for so long as the Rights are redeemable, the Company may in its sole and absolute discretion amend the Rights Agreement in any respect without the approval of any holders of Rights; and

WHEREAS, the Rights Agent is hereby directed to join in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth herein, the parties hereby agree as follows:

1. Amendment of the Rights Agreement. The first paragraph of Section 7 of the Agreement is hereby amended to read in its entirety as follows:

“(a) Except as otherwise provided herein, the Rights shall become exercisable on the Distribution Date, and thereafter the registered holder of any Right Certificate may, subject to Section 11(a)(ii) hereof and except as otherwise provided herein, exercise the Rights evidenced thereby in whole or in part upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office or agency of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one ten-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which the Rights are exercised, at any time which is both after the Distribution Date and prior to the time (the “Expiration Date”) that is the earliest of (i) the Close of Business on March 7, 2014 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”) or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof.”

2. Amendment of Exhibits. The exhibits to the Rights Agreement shall be deemed to be restated to reflect this Amendment, including all conforming changes.

3. Other Amendment; Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto remain in full force and effect in all respects without any modification. This Amendment will be deemed an amendment to the Rights Agreement and will become effective on the Effective Date. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment will govern.

4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute one and the same instrument, it being understood that all parties need not sign the same counterpart. A signature to this Amendment transmitted electronically (including by fax and .pdf) will have the same authority, effect and enforceability as an original signature. No party hereto may raise the use of such electronic transmission to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

5. Further Assurances. Each of the parties to this Amendment will cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Amendment, the Rights Agreement and the transactions contemplated hereunder and thereunder.

6. Governing Law. This Amendment will be deemed to be a contract made pursuant to the laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.

APACHE CORPORATION

By:	/s/ Thomas P. Chambers
Name:	Thomas P. Chambers
Title:	Senior Vice President, Finance

WELLS FARGO BANK, N.A.

By:	/s/ Andrea Severson
Name:	Andrea Severson
Title:	Assistant Vice President